Exhibit 99.2
EXCERPT OF CERTAIN ITEMS INCLUDED IN THE OFFERING MATERIALS
RELATING TO THE PROPOSED OFFERING OF $500 MILLION AGGREGATE PRINCIPAL AMOUNT OF SENIOR NOTES
OF ECHOSTAR DBS CORPORATION.
Risks Related to Our Business
We compete with other subscription television service providers and traditional broadcasters, which could affect our ability to grow and increase our earnings and other operating metrics.
     We compete in the subscription television service industry against other DBS television providers, cable television and other system operators offering video, audio and data programming and entertainment services. Many of these competitors have substantially greater financial, marketing and other resources than we have. Our earnings and other operating metrics could be materially and adversely affected if we are unable to compete successfully with these and other new providers of multi-channel video programming services.
     Cable television operators have a large, established customer base, and many cable operators have significant investments in, and access to, programming. Cable television operators continue to leverage their advantages relative to satellite operators by, among other things, bundling their analog video service with expanded digital video services, 2-way high speed internet access, and telephone services. Cable television operators with analog systems are also able to provide service to multiple television sets within the same household at a lesser incremental cost to the consumer, and they are able to provide local and other programming in a larger number of geographic areas. As a result of these and other factors, we may not be able to continue to expand our subscriber base or compete effectively against cable television operators.
     Some digital cable platforms currently offer a VOD service that enables subscribers to choose from a library of programming selections for viewing at their convenience. We are continuing to develop our own VOD service alternative which was launched on a limited scale in 2005. There can be no assurance that our VOD service will be successful in competing with other video providers.
     News Corporation owns a 34% controlling interest in the DirecTV Group, Inc., or DirecTV. News Corporation’s diverse world-wide satellite, content and other related businesses may provide competitive advantages to DirecTV with respect to the acquisition of programming, content and other assets valuable to our industry. In addition, DirecTV’s satellite receivers are sold in a significantly greater number of consumer electronics stores than ours. As a result of this and other factors, our services are less well known to consumers than those of DirecTV. Due to this relative lack of consumer awareness and other factors, we are at a competitive marketing disadvantage compared to DirecTV. We believe DirecTV continues to be in an advantageous position relative to our Company with regard to, among other things, certain programming packages, and possibly, volume discounts for programming offers. DirecTV recently launched two new satellites and announced plans to launch two additional new satellites in 2007 in order to offer local and national channel programming in HD to most of the U.S. population. Although we have recently launched our own HD initiatives, if DirecTV fully implements these plans, we may be placed at a further competitive disadvantage compared to DirecTV.
     Furthermore, other companies in the United States have conditional permits or leased transponders for a comparatively small number of DBS assignments that can be used to provide subscription satellite services to portions of the United States. These new entrants may have a competitive advantage over us in deploying some new products and technologies because of the substantial costs we may be required to incur to make new products or technologies available across our installed base of over 12 million subscribers.
     Most areas of the United States can receive traditional terrestrial VHF/ UHF television broadcasts of between three and 10 channels. These broadcasters provide local, network and syndicated programming. The local content nature of the programming may be important to the consumer, and VHF/ UHF programming is typically provided free of charge. In addition, the FCC has allocated additional digital spectrum to licensed broadcasters. At least during this transition period, each existing television station will be able to retain its present analog frequencies and also transmit programming on a digital channel that may permit multiple programming services per channel. Our business could be adversely affected by continued free broadcast of local and other programming and increased program offerings by traditional broadcasters.
     Although we believe we currently offer more HD content than our competitors, we may be placed at a competitive disadvantage to the extent other multi-channel video providers increase their offering of HD programming. We could be further disadvantaged to the extent a significant number of local broadcasters begin offering local channels in HD, unless we make substantial additional investments in infrastructure to deliver HD programming. There can be no assurance that we will be able to effectively compete with HD program offerings from other video providers.
     New technologies could also have a material adverse effect on the demand for our DBS services. For example, we face an increasingly significant competitive threat from the build-out of advanced fiber optic networks. Verizon Communications, Inc., or Verizon, and AT&T Inc., or AT&T, have begun deployment of fiber-optic networks that will allow them to offer video services bundled with traditional phone and high speed internet directly to millions of homes. In addition, telephone companies and other entities are also implementing and supporting digital video compression over existing telephone lines and digital “wireless cable” which may allow them to offer video services without having to build a new infrastructure. We also expect to face increasing competition from content and other providers who distribute video services directly to consumers over the internet.
     With the large increase in the number of consumers with broadband service, a significant amount of video content has become available on the Internet for users to download and view on their personal computers and other devices. In addition, there are several initiatives by companies to make it easier to view Internet-based video on television and personal computer screens. We also expect to face increasing competition from content and other providers who distribute video services directly to consumers via digital air waves.
     Mergers, joint ventures, and alliances among franchise, wireless or private cable television operators, telephone companies and others also may result in providers capable of offering television services in competition with us. In addition, our competitors are increasingly using existing and new technologies to offer bundles of television and telecommunications services that may prove to be more competitive than our current offerings. As a result, we may not be able to compete successfully with existing competitors or new entrants in the market for television services.
Satellite programming signals have been subject to theft, which could cause us to lose subscribers and revenue.
     It is illegal to create, sell or otherwise distribute mechanisms or devices to circumvent that encryption. Our signal encryption has been compromised by theft of service and could be further compromised in the future. Theft of our programming reduces future potential revenue and increases our net subscriber acquisition costs. In addition, theft of our competitors’ programming can also increase our churn. Compromises of our encryption technology could also adversely affect our ability to contract for video and audio services provided by programmers. We continue to respond to compromises of our encryption system with security measures intended to make signal theft of our programming more difficult. In order to combat theft of our service and maintain the functionality of active set-top boxes, during the fourth quarter of 2005, we completed the replacement of the majority of our older generation smart cards with newer generation smart cards. The smart card replacement has not successfully resecured our system to date, but we are implementing software patches and other security measures to help secure our service. However, there can be no assurance that our security measures will be effective in reducing theft of our programming signals. If we are required to replace existing smart cards, the cost of card replacements could have a material adverse effect on our financial condition, profitability and cash flows. Furthermore, other illegal methods that compromise satellite programming signals may be developed in the future. If we cannot control compromises of our encryption technology, our revenue, net subscriber acquisition costs, churn and our ability to contract for video and audio services provided by programmers could be materially and adversely affected.
Increased subscriber turnover could harm our financial performance.
     Our future subscriber churn may be negatively impacted by a number of factors, including but not limited to, an increase in competition from new technology entrants and increasingly complex products. Competitor bundling of high speed internet access with video and other communications products may contribute more significantly to churn over time as broadband delivery of video becomes integrated with traditional cable delivery. There can be no assurance that these and other factors will not contribute to relatively higher churn than we have experienced historically. Additionally, certain of our promotions allow consumers with relatively lower credit scores to become subscribers and these subscribers typically churn at a higher rate. However, these subscribers are also acquired at a lower cost resulting in a smaller economic loss upon disconnect.
     Additionally, as the size of our subscriber base continues to increase, even if percentage subscriber churn remains constant or declines, increasing numbers of gross new DISH Network subscribers are required to sustain net subscriber growth.
     Increases in theft of our signal, or our competitors’ signals, also could cause subscriber churn to increase in future periods. There can be no assurance that our existing security measures will not be compromised or that any future security measures we may implement will be effective in reducing theft of our programming signals.
     Impacts from our litigation with the networks in Florida, FCC rules governing the delivery of superstations and other factors could cause us to terminate delivery of network channels and superstations to a substantial number of our subscribers, which could cause many of those customers to cancel their subscription to our other services. In the event that the Florida network litigation results in a nationwide injunction with respect to all distant channels, we will attempt to assist subscribers in arranging alternatives, including migration to local channels by satellite where available, and free off air antenna offers in other markets. We cannot predict with any degree of certainty how many of our distant network subscribers would cancel their primary DISH Network programming as a result of termination of their distant channels. Our revenue from distant network channels is less than $5 per distant network subscriber per month. While less than one million of our subscribers purchase distant network channels from us, termination of distant network programming to those subscribers would result, among other things, in a reduction in average monthly revenue per subscriber and free cash flow, and an increase in subscriber churn.
Increased subscriber acquisition and retention costs could adversely affect our financial performance.
     In addition to leasing receivers, we generally subsidize installation and all or a portion of the cost of EchoStar receiver systems in order to attract new DISH Network subscribers. Our costs to acquire subscribers, and to a lesser extent our subscriber retention costs, can vary significantly from period to period and can cause material variability to our net income (loss) and free cash flow. For instance, our aggregate subscriber acquisition costs totaled approximately $734.9 million for the six months ended June 30, 2006, compared to $679.4 million during the same period in 2006, an increase of $55.4 million, or 8.2%. In addition, our average subscriber acquisition cost per subscriber was approximately $690 during the six months ended June 30, 2006 compared to $670 during the same period in 2005, an increase of $20, or 3.0%.
     In addition to new subscriber acquisition costs, we incur costs to retain existing subscribers. In an effort to reduce subscriber turnover, we offer existing subscribers a variety of options for upgraded and add on equipment. We generally lease receivers and subsidize installation of EchoStar receiver systems under these subscriber retention programs. We expect to upgrade or replace subscriber equipment periodically as technology changes. As a consequence, our retention costs for subscribers that currently own equipment and our capital expenditures related to our equipment lease program for existing subscribers, will increase, at least in the short term, to the extent we subsidize the costs of those upgrades and replacements. Our capital expenditures related to subscriber retention programs could also increase in the future to the extent we increase penetration of our equipment lease program for existing subscribers, if we introduce other more aggressive promotions, if we offer existing subscribers more aggressive promotions for HD receivers or EchoStar receivers with other enhanced technologies, or for other reasons.
     Cash necessary to fund retention programs and total subscriber acquisition costs are expected to be satisfied from existing cash and marketable investment securities balances and cash generated from operations to the extent available. We may, however, decide to raise additional capital in the future to meet these requirements. There can be no assurance that additional financing will be available on acceptable terms, or at all, if needed in the future.
     In addition, any material increase in subscriber acquisition or retention costs from current levels could have a material adverse effect on our business, financial condition and results of operations.
We have substantial debt outstanding and may incur additional debt, so we may be unable to pay interest or principal on the Notes.
     As of June 30, 2006, our total debt, including the debt of our subsidiaries, was approximately $5.461 billion:
     Our debt levels could have significant consequences to you, including:
•	making it more difficult to satisfy our obligations with respect to the Notes;

•	increasing our vulnerability to general adverse economic conditions, including changes in interest rates;

•	limiting our ability to obtain additional financing;

•	requiring us to devote a substantial portion of our available cash and cash flow to make interest and principal payments on our debt, thereby reducing the amount of available cash for other purposes;

•	limiting our financial and operating flexibility in responding to changing economic and competitive conditions; and

•	placing us at a disadvantage compared to our competitors that have less debt.
     In addition, we may incur substantial additional debt in the future. The terms of the Indenture and the indentures relating to our existing senior notes permit us to incur additional debt. If new debt is added to our current debt levels, the risks we now face could intensify.
We may need additional capital, which may not be available, in order to continue growing, to increase earnings and to make payments on the notes and our other debt.
     Our ability to increase earnings and to make interest and principal payments on the notes and our other debt will depend in part on our ability to continue growing our business by maintaining and increasing our subscriber base. This may require significant additional capital that may not be available to us.

     Funds necessary to meet subscriber acquisition and retention costs are expected to be satisfied from existing cash and marketable investment securities balances and cash generated from operations to the extent available. We may, however, decide to raise additional capital in the future to meet these requirements. There can be no assurance that additional financing will be available on acceptable terms, or at all, if needed in the future.
     In addition to our DBS business plan, we have contracts to construct, and conditional licenses and pending FCC applications for, a number of fixed satellite service, or FSS, Ku-band, Ka-band and extended Ku-band satellites. We may need to raise additional capital to construct, launch, and insure satellites and complete these systems and other satellites we may in the future apply to operate. We also periodically evaluate various strategic initiatives, the pursuit of which also could require us to raise significant additional capital. There can be no assurance that additional financing will be available on acceptable terms, or at all. We also have substantial satellite-related payment obligations under our various satellite service agreements.
Our business depends substantially on FCC licenses that can expire or be revoked or modified and applications that may not be granted.
     If the FCC were to cancel, revoke, suspend or fail to renew any of our licenses or authorizations, it could have a material adverse effect on our financial condition, profitability and cash flows. Specifically, loss of a frequency authorization would reduce the amount of spectrum available to us, potentially reducing the amount of programming and other services available to our subscribers. The materiality of such a loss of authorizations would vary based upon, among other things, the location of the frequency used or the availability of replacement spectrum. In addition, Congress often considers and enacts legislation that could affect us, and FCC proceedings to implement the Communications Act and enforce its regulations are ongoing. We cannot predict the outcomes of these legislative or regulatory proceedings or their effect on our business.
We are subject to significant regulatory oversight and changes in applicable regulatory requirements could adversely affect our business.
     DBS operators are subject to significant government regulation, primarily by the FCC and, to a certain extent, by Congress, other federal agencies and international, state and local authorities. Depending upon the circumstances, noncompliance with legislation or regulations promulgated by these entities could result in the suspension or revocation of our licenses or registrations, the termination or loss of contracts or the imposition of contractual damages, civil fines or criminal penalties any of which could have a material adverse effect on our business, financial condition and results of operations.
We may be unable to manage rapidly expanding operations.
     If we are unable to manage our growth effectively, it could have a material adverse effect on our business, financial condition and results of operations. To manage our growth effectively, we must, among other things, continue to develop our internal and external sales forces, installation capability, customer service operations and information systems, and maintain our relationships with third party vendors. We also need to continue to expand, train and manage our employee base, and our management personnel must assume even greater levels of responsibility. If we are unable to continue to manage growth effectively, we may experience a decrease in subscriber growth and an increase in churn, which could have a material adverse effect on our financial condition, profitability and cash flows.
We cannot be certain that we will sustain profitability.
     Due to the substantial expenditures necessary to complete construction, launch and deployment of our DBS system and to obtain and service DISH Network customers, we have in the past sustained significant losses. If we do not have sufficient income or other sources of cash, our ability to service our debt and pay our other obligations could be affected. While we had net income of $296.1 million for the six months ended June 30, 2006 and $1.137 billion, $299.4 million and $319.6 million for the years ended December 31, 2005, 2004 and 2003, respectively, we may not be able to sustain this profitability. Improvements in our results of operations will depend largely upon our ability to increase our customer base while maintaining our price structure, effectively managing our costs and controlling churn. We cannot assure you that we will be effective with regard to these matters.
Our satellites are subject to risks related to launch.
     Satellite launches are subject to significant risks, including launch failure, incorrect orbital placement or improper commercial operation. Certain launch vehicles that may be used by us have either unproven track records or have experienced launch failures in the past. The risks of launch delay and failure are usually greater when the launch vehicle does not have a track record of previous successful flights. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take more than two years, and to obtain other launch opportunities. Such significant delays could materially and adversely affect our ability to generate revenues. If we were unable to obtain launch insurance, or obtain launch insurance at rates we deem commercially reasonable, and a significant launch failure were to occur, it could have a material adverse effect on our ability to generate revenues and fund future satellite procurement and launch opportunities.
     In addition, the occurrence of future launch failures may materially and adversely affect our ability to insure the launch of our satellites at commercially reasonable premiums, if at all. Please see further discussion under the caption “We currently have no commercial insurance coverage on our satellites” below.
     Our satellites are subject to significant operational risks.
     Satellites are subject to significant operational risks while in orbit. These risks include malfunctions, commonly referred to as anomalies, that have occurred in our satellites and the satellites of other operators as a result of various factors, such as satellite manufacturers’ errors, problems with the power systems or control systems of the satellites and general failures resulting from operating satellites in the harsh environment of space.
     Although we work closely with the satellite manufacturers to determine and eliminate the cause of anomalies in new satellites and provide for redundancies of many critical components in the satellites, we may experience anomalies in the future, whether of the types described above or arising from the failure of other systems or components.
     Any single anomaly or series of anomalies could materially and adversely affect our operations and revenues and our relationship with current customers, as well as our ability to attract new customers for our direct broadcast satellites and other satellite services. In particular, future anomalies may result in the loss of individual transponders on a satellite, a group of transponders on that satellite or the entire satellite, depending on the nature of the anomaly. Anomalies may also reduce the expected useful life of a satellite, thereby reducing the revenue that could be generated by that satellite, or create additional expenses due to the need to provide replacement or back-up satellites. Finally, the occurrence of anomalies may materially and adversely affect our ability to insure our satellites at commercially reasonable premiums, if at all. You should carefully review the disclosures relating to satellite anomalies set forth under Note 4 and Note 6 to the consolidated financial statements included in our Annual Report on Form 10-K incorporated herein by reference.
     Meteoroid events pose a potential threat to all in-orbit geosynchronous satellites. The probability that meteoroids will damage those satellites increases significantly when the Earth passes through the particulate stream left behind by comets. Occasionally, increased solar activity also poses a potential threat to all in-orbit satellites.

     Some decommissioned spacecraft are in uncontrolled orbits which pass through the geostationary belt at various points, and present hazards to operational spacecraft, including our satellites. We may be required to perform maneuvers to avoid collisions and these maneuvers may prove unsuccessful or could reduce the useful life of the satellite through the expenditure of fuel to perform these maneuvers. The loss, damage or destruction of any of our satellites as a result of an electrostatic storm, collision with space debris, malfunction or other event could have a material adverse effect on our business, financial condition and results of operations.
     Our satellites have minimum design lives of 12 years, but could fail or suffer reduced capacity before then.
     Our ability to earn revenue depends on the usefulness of our satellites. Each satellite has a limited useful life. A number of factors affect the useful lives of the satellites, including, among other things, the quality of their construction, the durability of their component parts, the ability to continue to maintain proper orbit and control over the satellite’s functions, the efficiency of the launch vehicle used, and the remaining on-board fuel following orbit insertion. Generally, the minimum design life of each of our satellites is 12 years. We can provide no assurance, however, as to the actual useful lives of the satellites.
     In the event of a failure or loss of any of our satellites, we may relocate another satellite and use it as a replacement for the failed or lost satellite, which could have a material adverse effect on our business, financial condition and results of operations. Such a relocation would require FCC approval and, among other things, a showing to the FCC that the replacement satellite would not cause additional interference compared to the failed or lost satellite. We cannot be certain that we could obtain such FCC approval. If we choose to use a satellite in this manner, this use could adversely affect our ability to meet the operation deadlines associated with our authorizations. Failure to meet those deadlines could result in the loss of such authorizations, which would have an adverse effect on our ability to generate revenues.
     We currently have no commercial insurance coverage on our satellites.
     We do not use commercial insurance to mitigate the potential financial impact of in-orbit failures because we believe that the premium costs are uneconomical relative to the risk of satellite failure. We believe that we have in-orbit satellite capacity sufficient to expeditiously recover transmission of most programming in the event one of our in-orbit satellites fails. However, programming continuity cannot be assured in the event of multiple satellite losses.
     Complex technology used in our business could become obsolete.
     Our operating results are dependent to a significant extent upon our ability to continue to introduce new products and services on a timely basis and to reduce costs of our existing products and services. We may not be able to successfully identify new product or service opportunities or develop and market these opportunities in a timely or cost-effective manner. The success of new product development depends on many factors, including proper identification of customer need, cost, timely completion and introduction, differentiation from offerings of competitors and market acceptance.
     Technology in the subscription television and satellite services industries changes rapidly as new technologies are developed, which could cause our services and products to become obsolete. We and our suppliers may not be able to keep pace with technological developments. If the new technologies on which we intend to focus our research and development investments fail to achieve acceptance in the marketplace, we could suffer a material adverse effect on our future competitive position that could cause a reduction in our revenues and earnings. We may also be at a competitive disadvantage in developing and introducing complex new products and technologies because of the substantial costs we may incur in making these products or technologies available across our installed base of over 12 million subscribers. For example, our competitors could be the first to obtain proprietary technologies that are perceived by the market as being superior. Further, after we have incurred substantial research and development costs, one or more of the technologies under our development, or under development by one or more of our strategic partners, could become obsolete prior to its introduction. In addition, delays in the delivery of components or other unforeseen problems in our DBS system or other satellite services may occur that could materially and adversely affect our ability to generate revenue, offer new services and remain competitive.
     Technological innovation is important to our success and depends, to a significant degree, on the work of technically skilled employees. Competition for the services of these types of employees is vigorous. We may not be able to attract and retain these employees. If we are unable to attract and maintain technically skilled employees, our competitive position could be materially and adversely affected.
We depend on few manufacturers, and in some cases a single manufacturer, for many components of consumer premises equipment; we may be adversely affected by product shortages.
     We depend on relatively few sources, and in some cases a single source, for many components of the consumer premises equipment that we provide to subscribers in order to deliver our digital television services. Product shortages and resulting installation delays could cause us to lose potential future subscribers to our DISH Network service.
     We rely on key personnel.
     We believe that our future success will depend to a significant extent upon the performance of Charles W. Ergen, our Chairman and Chief Executive Officer and certain other executives. The loss of Mr. Ergen or of certain other key executives could have a material adverse effect on our business, financial condition and results of operations. Although all of our executives have executed agreements limiting their ability to work for or consult with competitors if they leave us, we do not have employment agreements with any of them.
     EchoStar is controlled by one principal stockholder.
     Charles W. Ergen, EchoStar’s Chairman and Chief Executive Officer, currently beneficially owns approximately 48% of EchoStar’s total equity securities and possesses approximately 73% of the total voting power. Thus, Mr. Ergen has the ability to elect a majority of EchoStar’s directors and to control all other matters requiring the approval of its stockholders. As a result of Mr. Ergen’s voting power, EchoStar is a “controlled company” as defined in the Nasdaq listing rules and is, therefore, not subject to Nasdaq requirements that would otherwise require it to have (i) a majority of independent directors; (ii) a compensation committee composed solely of independent directors; (iii) a nominating committee composed solely of independent directors; (iv) compensation of its executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (v) director nominees selected, or recommended for its Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.
     We may not be aware of certain foreign government regulations.
     Because regulatory schemes vary by country, we may be subject to regulations in foreign countries of which we are not presently aware. If that were to be the case, we could be subject to sanctions by a foreign government that could materially and adversely affect our ability to operate in that country. We cannot assure you that any current regulatory approvals held by us are, or will remain, sufficient in the view of foreign regulatory authorities, or that any additional necessary approvals will be granted on a timely basis or at all, in all jurisdictions in which we wish to operate new satellites, or that applicable restrictions in those jurisdictions will not be unduly burdensome. The failure to obtain the authorizations necessary to operate satellites internationally could have a material adverse effect on our ability to generate revenue and our overall competitive position.
     We, our customers and companies with which we do business may be required to have authority from each country in which we or they provide services or provide our customers use of our satellites. Because regulations in each country are different, we may not be aware if some of our customers and/or companies with which we do business do not hold the requisite licenses and approvals.
Our business relies on intellectual property, some of which is owned by third parties, and we may inadvertently infringe their patents and proprietary rights.
     Many entities, including some of our competitors, have or may in the future obtain patents and other intellectual property rights that cover or affect products or services related to those that we offer. In general, if a court determines that one or more of our products infringes on intellectual property held by others, we may be required to cease developing or marketing those products, to obtain licenses from the holders of the intellectual property at a material cost, or to redesign those products in such a way as to avoid infringing the patent claims. If those intellectual property rights are held by a competitor, we may be unable to obtain the intellectual property at any price, which could adversely affect our competitive position.
     We may not be aware of all intellectual property rights that our products may potentially infringe. In addition, patent applications in the United States are confidential until the Patent and Trademark Office issues a patent and, accordingly, our products may infringe claims contained in pending patent applications of which we are not aware. Further, the process of determining definitively whether a claim of infringement is valid often involves expensive and protracted litigation, even if we are ultimately successful on the merits.
     We cannot estimate the extent to which we may be required in the future to obtain intellectual property licenses or the availability and cost of any such licenses. Those costs, and their impact on our net income, could be material. Damages in patent infringement cases may also include treble damages in certain circumstances. To the extent that we are required to pay unanticipated royalties to third parties, these increased costs of doing business could negatively affect our liquidity and operating results. We are currently defending patent infringement actions. We cannot be certain the courts will conclude these companies do not own the rights they claim, that our products do not infringe on these rights, that we would be able to obtain licenses from these persons on commercially reasonable terms or, if we were unable to obtain such licenses, that we would be able to redesign our products to avoid infringement.
     During April 2006, a Texas jury concluded that certain of our digital video recorders infringed a patent held by Tivo. If the verdict is upheld on appeal, we will be required to modify or eliminate certain user-friendly digital video recorder features that we currently offer to consumers, and pay substantial damages. We could also be prohibited from distributing digital video recorders, which would have a material adverse affect on our business, particularly because we would be at a significant disadvantage to our competitors who could offer this functionality and, while we would attempt to provide that functionality through other manufacturers, the adverse affect on our business could be material.
     In accordance with Statement of Financial Accounting Standards No. 5: “Accounting for Contingencies”, or SFAS 5, during the six months ended June 30, 2006, we recorded a total reserve of $88.2 million in “Tivo litigation expense” to reflect the jury verdict and estimated supplemental damages that may be awarded by the judge through June 30, 2006. The reserve does not include any amount for exemplary damages or supplemental damages subsequent to June 30, 2006 and consequently we may ultimately be required to pay substantially more than the amount recorded in our financial statements at June 30, 2006.
     Our local programming strategy faces uncertainty.

     SHVIA generally gives satellite companies a statutory copyright license to retransmit local broadcast channels by satellite back into the market from which they originated, subject to obtaining the retransmission consent of the local network station. If we fail to reach retransmission consent agreements with broadcasters we cannot carry their signals. This could have an adverse effect on our ability to compete with cable and other satellite companies which provide local channels. While we have been able to reach retransmission consent agreements with most local network stations in markets where we currently offer local channels by satellite, roll-out of local channels in additional cities will require that we obtain additional retransmission consent agreements. We cannot be sure that we will secure these agreements or that we will secure new agreements upon the expiration of our current retransmission consent agreements, some of which are short term.
Impediments to retransmission of distant broadcast signals; our distant programming strategy faces uncertainty.
     The Satellite Home Viewer Improvement Act permits satellite delivery of distant network channels only to “unserved households.” An example of a distant network channel is a Los Angeles ABC, NBC, CBS or FOX network station retransmitted by satellite to a subscriber outside of the Los Angeles market. That subscriber qualifies as an “unserved household” if he or she cannot receive, over the air, a signal of sufficient intensity, or Grade B intensity, from a Los Angeles station affiliated with the same broadcast network.
     The legislation limits our marketing of these channels to only a very small percentage of the U.S. population, and even that authority currently is set to expire December 31, 2009. There can be no assurance it will be extended. FCC rules mandated by SHVIA also require us to potentially delete substantial programming (including sports programming) from these signals. Although we have implemented certain measures in order to comply with these rules, these requirements may significantly hamper our ability to retransmit distant network and superstation signals. The burdens the rules impose upon us may become so onerous that we may be required to substantially alter, or stop retransmitting, some programming channels. In addition, the FCC’s sports blackout requirements, which apply to all distant network signals, may require costly upgrades to our system.
     While SHVIA gives us the ability that cable operators already have to also import into a local market certain stations from neighboring markets that are deemed “significantly viewed” in the local market, that ability is subject to a number of restrictions, including the requirement of receiving retransmission consent and the prohibition on importing a digital signal of better resolution than the local digital network station that we carry.
We could be prohibited from selling distant network channels.
     Following eight years of litigation, a U.S. Federal Court of Appeals recently concluded that we should be prohibited from providing distant network channels to subscribers. Distant networks are ABC, NBC, CBS and Fox network channels which originate outside the community where the consumer who wants to view them, lives.
     During the course of the litigation EchoStar reached settlements with all of the original plaintiffs, other than Fox Network. Settlements with many stations and station groups, and with the ABC, NBC and CBS Networks, were concluded several years ago. Settlements were reached this summer with the Affiliate Associations representing the remaining independent ABC, NBC, CBS and FOX stations across the United States. FOX owns and operates 25 FOX TV stations, but has argued that the District Court in Florida is required to permanently enjoin us from offering distant ABC, NBC, CBS and Fox network channels in the markets of all of the approximately 800 TV stations across the United States.
     A District Court judge in Florida is expected to rule on the scope of the injunction and this ruling may come at any time. In the event a permanent nationwide injunction issues with respect to all ABC, NBC, CBS and FOX distant channels, we will attempt to assist subscribers in arranging alternatives, including migration to local channels by satellite where available, and free off air antenna offers in other markets. We cannot predict with any degree of certainty how many of our distant network subscribers would cancel their primary DISH Network programming as a result of termination of their distant channels. Our revenue from distant network channels is less than $5 per distant network subscriber per month. While less than one million of our subscribers purchase distant network channels from us, termination of distant network programming to those subscribers would result, among other things, in a reduction in average monthly revenue per subscriber and free cash flow, and an increase in subscriber churn. We would also be at a competitive disadvantage in the future, since the injunction would prohibit us from offering distant network channels that may continue to be offered by our competitors.
     We have agreed to pay the Affiliate Associations $100 million under the settlement, which is subject to approval by the District Court. Under this settlement we would also be required to re-qualify all of our distant network subscribers and terminate those channels later this year to customers who are not currently eligible to receive them. In markets where we offer local network channels by satellite, the settlement would also require distant network subscribers to purchase their local channels as a condition to continued availability of the distant channels. Finally, the settlement prohibits distant network customers from “time-shifting”, or watching programming prior to the time it is available to be viewed in their local market. We cannot predict with any degree of certainty how many of our distant network subscribers would cancel their primary DISH Network programming or reduce their purchases of programming from us as a result of these restrictions and the re-qualification.
     We depend on the Cable Act for access to others’ programming.
     We purchase a substantial percentage of our programming from cable-affiliated programmers. The Cable Act’s provisions prohibiting exclusive contracting practices with cable affiliated programmers have been extended from October 2002 to October 2007, but this extension could be reversed. Upon expiration of those provisions, many popular programs may become unavailable to us, causing a loss of customers and adversely affecting our revenues and financial performance. Any change in the Cable Act and the FCC’s rules that permit the cable industry or cable-affiliated programmers to discriminate against competing businesses, such as ours, in the sale of programming could adversely affect our ability to acquire programming at all or to acquire programming on a cost-effective basis. We believe that the FCC generally has not shown a willingness to enforce the program access rules aggressively. As a result, we may be limited in our ability to obtain access (or nondiscriminatory access) to programming from programmers that are affiliated with the cable system operators.
     Affiliates of certain cable providers have denied us access to sports programming they feed to their cable systems terrestrially, rather than by satellite. To the extent that cable operators deliver additional programming terrestrially in the future, they may assert that this additional programming is also exempt from the program access laws. These restrictions on our access to programming could materially and adversely affect our ability to compete in regions serviced by these cable providers.
     We depend on others to produce programming.
     We depend on third parties to provide us with programming services. Our programming agreements have remaining terms ranging from less than one to up to ten years and contain various renewal and cancellation provisions. We may not be able to renew these agreements on favorable terms or at all, and these agreements may be canceled prior to expiration of their original term. If we are unable to renew any of these agreements or the other parties cancel the agreements, we cannot assure you that we would be able to obtain substitute programming, or that such substitute programming would be comparable in quality or cost to our existing programming. In addition, programming costs may continue to increase. We may be unable to pass programming costs on to our customers which could have a material adverse effect on our financial condition, profitability and cash flows.
     We face increasing competition from other distributors of foreign language programming.

     We face increasing competition from other distributors of foreign language programming, including programming distributed over the Internet. There can be no assurance that we will continue to experience growth in subscribers to our foreign-language programming services. In addition, the increasing availability of foreign language programming from our competitors, which in certain cases has resulted from our inability to renew programming agreements on an exclusive basis or at all, could contribute to an increase in our subscriber churn. Our agreements with distributors of foreign language programming have varying expiration dates, and some agreements are on a month-to-month basis. There can be no assurance that we will be able to renew these agreements on acceptable terms or at all.
     We depend on independent retailers and others to solicit orders for DISH Network services.
     While we sell receiver systems and programming directly, independent distributors, direct marketers, retailers and consumer electronics stores are responsible for most of our sales. We also sell EchoStar receiver systems through nationwide retailers and certain regional consumer electronic chains. If we are unable to continue our arrangements with these retailers, we cannot guarantee that we would be able to obtain other sales agents, thus adversely affecting our business.
     We cannot assure you that there will not be deficiencies leading to material weaknesses in our internal control over financial reporting.
     ECC is periodically evaluating and testing its internal control over financial reporting in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act. This evaluation and testing of internal control over financial reporting includes internal control over financial reporting relating to our operations. Although ECC’s management concluded that its internal control over financial reporting was effective as of December 31, 2005, and while no change in ECC’s internal control over financial reporting occurred during ECC’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, ECC’s internal control over financial reporting, if in the future ECC is unable to report that its internal control over financial reporting is effective (or if ECC’s auditors do not agree with its assessment of the effectiveness of, or are unable to express an opinion on, ECC’s internal control over financial reporting), investors, customers and business partners could lose confidence in the accuracy of our financial reports, which could in turn have a material adverse effect on our business or on the value of the notes.